Exhibit 10.10

SECOND AMENDMENT TO THE

GENTIVA HEALTH SERVICES, INC.

2005 NONQUALIFIED RETIREMENT PLAN

WHEREAS, Gentiva Health Services, Inc. (the “Company”) maintains the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan (the “Plan”); and

WHEREAS, Section 10.3 provides that the Benefits Committee may amend the Plan from time to time, to the extent that the amendment does not result in increased costs to the Company; and

WHEREAS, the Benefits Committee wishes to amend the Plan to clarify that the definition of Total Compensation is the statutory safe harbor definition of compensation under Section 415(c)(3) of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, the Plan is amended as follows:

FIRST

Section 2.30 is hereby amended in its entirety to read as follows:

2.30 Total Compensation means:

(a) As determined by the Plan Administrator, an Employee’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with the employer maintaining the Plan, to the extent that the amounts are includible in gross income (or to the extent amounts would have been received and includible in gross income but for an election under Code section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b)).

(b) In the case of an Employee who is a self-employed individual within the meaning of Code section 401(c)(1) and the regulations issued thereunder, the term “Total Compensation” means, as determined by the Plan Administrator, the Employee’s earned income (as described in Code section 401(c)(2) and the regulations issued thereunder), plus amounts deferred at the election of the Employee that would be includible in gross income but for the rules of Code section 402(e)(3), 402(h)(1)(B), 402(k), or 457(b).

(c) Total Compensation as defined in subsections (a) and (b) above, as applicable, shall exclude the following items (even if includible in gross income), as determined by the Plan Administrator:

(1) Contributions (other than elective contributions described in Code section 402(e)(3), 408(k)(6), 408(p)(2)(A)(i), or 457(b)) made by the employer to a plan of deferred compensation (whether or not qualified) to the extent that the contributions are not includible in the gross income of the Employee for the taxable year in which contributed.

(2) Any distributions from a plan of deferred compensation (whether or not qualified), regardless of whether such amounts are includible in the gross income of the Employee when distributed;

(3) Amounts realized from the exercise of a nonstatutory option (which is an option other than a statutory option as defined in Treasury Regulations section 1.421-1(b));

(4) Amounts realized when restricted stock or other property held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(5) Amounts realized from the sale, exchange, or other disposition of stock acquired under a statutory stock option;

(6) Other amounts that receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee and are not salary reduction amounts that are described in Code section 125); and

(7) Other items of remuneration that are similar to any of the items listed in subsections (1) through (6) above (e.g., reimbursement or other expense allowances, fringe benefits (cash and noncash), moving expenses, welfare benefits).

(d) Notwithstanding the foregoing, Total Compensation paid after an Employee has experienced a severance from employment (within the meaning of Treasury Regulations section 1.415(a)-(1)(f)(5)) shall not be taken into account under this Plan.

(e) The definition of Total Compensation in this Section 2.30 is intended to comply with the safe harbor definition prescribed in Treasury Regulations section 1.415(c)-2(d)(2) and, except as otherwise provided in this Section 2.30, the determination of an Employee’s Total Compensation shall be made in accordance with Code section 415(c)(3) and the applicable regulations thereunder.

SECOND

The effective date of this Second Amendment shall be January 1, 2008.

IN WITNESS WHEREOF, the Benefits Committee hereby adopts this Second Amendment to the Gentiva Health Services, Inc. 2005 Nonqualified Retirement Plan.

BENEFITS COMMITTEE

/s/ John R. Potapchuk
John Potapchuk

/s/ Douglas Dahlgard
Doug Dahlgard

/s/ Kevin Marrazzo
Kevin Marrazzo

/s/ Brian Silva
Brian Silva

Dated: As of December 29, 2008

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